NEWS RELEASE

The Andersons, Inc. Reports Second Quarter Results

Maumee, Ohio, August 3, 2017 - The Andersons, Inc. (NASDAQ: ANDE) announces financial results for the second quarter which ended June 30, 2017.

The Company reports a net loss of $26.7 million, or ($0.94) per diluted share, and adjusted net income of $15.3 million, or $0.54 per diluted share, up six percent over the prior year. Reported results include $3.5 million in pretax costs associated with exiting the Retail business. Adjusted results exclude a $42 million goodwill impairment charge in the Plant Nutrient Group.

•	Grain Group records pretax income of $6.9 million, a nearly $20 million year-over-year improvement, on continued solid space income.

•	Ethanol Group earns $4.7 million of pretax income attributable to the Company despite weaker year-over-year margins.

•
Plant Nutrient Group reports a pretax loss of $25.8 million after a $42 million goodwill write down and earns adjusted pretax income of $16.2 million due to persistent low prices, decreased volumes and low margins.

•	Rail Group earns $5.9 million of pretax income in a slightly improving market.

•	Retail Group records a $6.7 million pretax loss, including the pretax exit costs, as it closed its remaining four stores.

The Company reported a second quarter 2017 net loss attributable to The Andersons of $26.7 million, or $0.94 per diluted share, on revenues of $1 billion. During the second quarter of 2017, the Company recorded a non-cash and nondeductible goodwill impairment charge of $42 million or $1.48 per share related to the Plant Nutrient segment. Adjusted net income attributable to the Company for the period of $15.3 million, or $0.54 per diluted share, was a six percent improvement over the net income of $14.4 million, or $0.51 per diluted share, on revenues of $1.1 billion recorded in the same period of 2016.

“For the third successive quarter, our Grain Group recorded significantly improved year-over-year results. The second quarter improved by approximately $20 million, primarily because the group continued to earn better space income,” said CEO Pat Bowe. “These results have transpired even as low grain prices have discouraged growers from selling old crop corn, and the market is encouraging the group to hold grain to earn storage income farther into the season. The Grain Group’s affiliates also improved their performance year-over-year.”

Bowe continued, “Ethanol margins were lower year-over-year for the quarter as supply outpaced demand, and the group is still dealing with both vomitoxin-related discounts and otherwise low distilled dry grain with solubles (DDGS) values relative to corn. The Rail Group’s base leasing income and utilization improved sequentially, perhaps signaling a modest market upturn. We closed our four retail stores and have now incurred most of the costs of exiting the business.

The Plant Nutrient Group’s margins and volumes both suffered from persistently low prices and fieldwork delays during a key stretch of the primary fertilizer application window. Recent performance and continued softness in the broader fertilizer market resulted in a write-down of goodwill associated with the wholesale fertilizer business.”

For purposes of better understanding ongoing results, the Company has expanded its Company pretax income disclosure in the table below to adjust for amounts that are not reflective of ongoing operations. Specifically, an adjustment has been made for the goodwill impairment charged in the second quarter of 2017 associated with the Plant Nutrient Group.

$ in millions	Second Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income (Loss)	$(19.1)	$23.1	$(42.2)	$(24.6)	$0.2	$(24.8)
Goodwill impairment	$42.0	$ -	$42.0	$42.0	$ -	$42.0
Adjusted Pretax Income	$22.9	$23.1	$(0.2)	$17.4	$0.2	$17.2

For the first six months of the year, the Company recorded a net loss of $29.8 million, or $1.05 per diluted share and adjusted net income of $12.3 million, or $0.43 per diluted share, compared to net loss of $273,000, or $0.01 per diluted share during the same period last year.

Second Quarter Segment Overview

Grain Group Operating Income Increases Significantly Compared to Prior Year

The Grain Group generated pretax income of $6.9 million in the quarter, or almost $20 million better than the $13 million pretax loss the group incurred in the same period last year.

The base grain business drove about 70% of the improvement, while the group’s affiliates accounted for the rest.  Base grain pretax income improved by $13.9 million in the second quarter compared to 2016 results. Space income improved by more than $15 million. Wider carries in the group’s markets kept its end users largely sidelined from covering their needs in deferred months.

The table below separates the results of the base grain business, which comprises grain facilities that the Company operates, from the earnings from investments in the Company’s grain affiliates, which include Lansing Trade Group and Thompsons Limited.

$ in millions	Second Quarter			Year to Date
Pretax Income	2017	2016	Vs	2017	2016	Vs
Base Grain	$4.1	$(9.8)	$13.9	$0.6	$(23.1)	$23.7
Grain Affiliates	$2.8	$(3.2)	$6.0	$1.3	$(7.3)	$8.6
Total Grain Group	$6.9	$(13.0)	$19.9	$1.9	$(30.4)	$32.3

Ethanol Group Operates Well in Challenging Environment

The Ethanol Group produced pretax income of $4.7 million attributable to the Company in the second quarter, $1.5 million lower than the $6.2 million pretax income attributable to the Company it earned in the same period in 2016, primarily due to lower margins. Robust production and stocks were the main contributors to the softer margin environment even as the export market stayed strong.

The four ethanol plants combined for second quarter and first half production records of more than 116 million and 214 million gallons, about 19 percent and 12 percent over the comparable periods in 2016, respectively, in part because the new Albion capacity came on line in March, 2017.

The group continued to incur discounts on DDGS during the quarter due to problems with vomitoxin in the vicinities of the group’s three eastern facilities, though at a lower rate than in the first quarter. Lower international demand for DDGS also continued to pressure pricing and margins.

Plant Nutrient Group Impacted by Lower Volumes and Margins; Group Records Non-Cash Goodwill Impairment Charge of $42 Million

For purposes of better understanding ongoing results, the Company has expanded the Plant Nutrient Group’s pretax income disclosure in the table below to adjust for the second quarter goodwill impairment associated with the wholesale fertilizer business.

$ in millions	Second Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Reported Pretax Income	$(25.8)	$23.5	$(49.3)	$(19.2)	$25.2	$(44.4)
Goodwill impairment	$42.0	$ -	$42.0	$42.0	$ -	$42.0
Adjusted Pretax Income	$16.2	$23.5	$(7.3)	$22.8	$25.2	$(2.4)

The Plant Nutrient Group recorded adjusted pretax income of $16.2 million in the second quarter compared to pretax income of $23.5 million in the second quarter of 2016.

Fieldwork delays persisted well into the quarter in the Eastern Corn Belt and through most of the primary application window, further pressuring historically low margins, especially in the value added product segment. The quarter was characterized by low prices, oversupply and unstable markets.

Base nutrient (NPK) volumes were down about three percent year-over year, while higher-margin value added nutrient tons (low salt starter fertilizers, micro nutrients) were down 12 percent. Volumes for products in the group’s other businesses (Farm Centers, Lawn and Cob) were flat.

Margins were considerably lower in both base nutrients and value added products, finishing down 12 percent and almost 18 percent year-over-year, respectively. Margins improved modestly for the farm centers and the lawn fertilizer business, and by 13 percent in the cob business year-over-year. Those volume and margin changes combined to reduce gross profit by almost $10 million.

As a result of these continuing adverse conditions, especially through the prime earning season, management assessed goodwill associated with the wholesale fertilizer business and recorded a $42 million goodwill charge associated with that business. As the goodwill charge related to stock acquisitions, none of the impairment expense is deductible for tax purposes.

Rail Group End Market Conditions Slightly Improving
The Rail Group earned second quarter pretax income of $5.9 million compared to $6.6 million in the same period of the prior year.

$ in millions	Second Quarter			Year to Date
	2017	2016	Vs	2017	2016	Vs
Lease Income	$2.9	$2.7	$0.2	$3.5	$7	(3.5)
Utilization Rate	84.4%	88.6%	(4.2)%	84.0%	90.0%	(6.0)%
Car Sales	$1.4	$2.3	$(0.9)	$5.0	$4.7	$0.3
Services and Other	$1.6	$1.6	$ -	$3.4	$4.2	(0.8)
Total Rail Group	$5.9	$6.6	(0.7)	$11.9	$15.9	$(4.0)

Base leasing operations earned $2.9 million, up $2.3 million sequentially and $0.2 million year-over-year, on 4.2 percent lower utilization. Utilization averaged 84.4 percent during the quarter compared to 83.6 percent sequentially and 88.6 percent during the same period last year.  Average lease rates were flat and maintenance expense was lower than in the period a year ago.

The group netted $1.4 million of pretax income on railcar sales in the quarter compared to $2.3 million in the second quarter of 2016, when the group closed a nonrecourse financing transaction; there were none in the current quarter. Improved scrap prices incented the group to scrap some older, underutilized cars.

Rail’s service and other pretax income was $1.6 million in the quarter, equal to that of the same period of 2016. The group’s repair and fabrication facilities set a second consecutive quarterly record for pretax income.

North American rail traffic continued to improve year-over-year during the quarter compared to 2016 volumes. In addition, Class I railroad efficiency continued to be lower than year-ago levels. However, railroad shipping volumes remain historically weak. The group expects utilization rates to improve modestly over the next few quarters, albeit with shorter leases at lower rates.

Company Substantially Completes Its Exit from the Retail Business
The Company substantially completed the process of closing the business during the quarter. The four stores were closed in early June. Remaining tasks primarily include the sale of the store properties. The group’s second quarter pretax loss of $6.7 million included closing costs of $3.5 million, most of which were employee separation expenses.

Other Net Company-Level Expenses Higher
Unallocated net Company-level expenses for the second quarter of 2017 were $3.9 million, up $1.7 million from the $2.2 million incurred in the comparable 2016 period. The 2016 amount included a gain of $1.3 million on the termination of the Company’s defined benefit pension plan.

Conference Call
The Company will host a webcast on Friday, August 4, 2017 at 11a.m. Eastern Time, to discuss its performance and provide its updated outlook for 2017. To dial-in to the call, please dial 866-439-8514 or 678-509-7568 (participant passcode is 51126798). It is recommended that you call ten minutes before the conference call begins.

To access the webcast: Click on the link: http://edge.media-server.com/m/p/gni5tph6. Log on. Click on the phone icon at the bottom of the "Webcast Window" on the left side of the screen. Then, you will be provided with the conference call number and passcode. Click the gear set icon (left of the telephone icon) and select “Live Phone” to synchronize the presentation with the audio on your phone. A replay of the call can also be accessed under the heading "Investors" on the Company website at www.andersonsinc.com.

Forward Looking Statements
This release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks include economic, weather and regulatory conditions, competition and the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission. Although the Company believes that the assumptions upon which the financial information and its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct.

Non-GAAP Measures
This release contains non-GAAP financial measures. "Adjusted Pretax Income" is our primary measure of period-over-period comparisons, and we believe it is a meaningful measure for investors to compare our results from period to period. We have excluded the impairment charge related to our wholesale fertilizer group, as we believe it is not representative of our ongoing core operations when calculating Adjusted Pretax Income and Adjusted Net Income. Reconciliations of the non-GAAP to GAAP measures may be found within the financial tables provided in the release and a reconciliation of net income to adjusted net income is provided in a table below.

Company Description
Founded in Maumee, Ohio in 1947, The Andersons is a diversified Company rooted in agriculture conducting business across North America in the grain, ethanol, plant nutrient and rail sectors. For more information, visit The Andersons online at www.andersonsinc.com.

Investor Relations Contact
John Kraus
Director, Investor Relations
Phone: 419-891-6544
E-mail: investor_relations@andersonsinc.com

The Andersons, Inc.
Condensed Consolidated Statements of Operations
(unaudited)

(in thousands, except per share data)	Three months ended June 30,		Six months ended June 30,
	2017	2016	2017	2016
Sales and merchandising revenues	$993,662	$1,064,244	$1,845,678	$1,952,123
Cost of sales and merchandising revenues	905,828	967,202	1,681,386	1,787,326
Gross profit	87,834	97,042	164,292	164,797

Operating, administrative and general expenses	69,928	75,405	151,875	155,286
Goodwill impairment	42,000	—	42,000	—
Interest expense	5,988	6,554	12,088	13,605
Other income:
Equity in earnings of affiliates, net	6,385	2,344	4,507	(4,633)
Other income, net	4,632	5,682	12,529	8,928
Income before income taxes	(19,065)	23,109	(24,635)	201
Income tax provision	7,652	7,668	5,117	382
Net income	(26,717)	15,441	(29,752)	(181)
Net income attributable to the noncontrolling interests	(64)	1,018	(10)	92
Net income attributable to The Andersons, Inc.	$(26,653)	$14,423	$(29,742)	$(273)

Per common share:
Basic earnings attributable to The Andersons, Inc. common shareholders	$(0.94)	$0.51	$(1.05)	$(0.01)
Diluted earnings attributable to The Andersons, Inc. common shareholders	$(0.94)	$0.51	$(1.05)	$(0.01)
Dividends declared	$0.160	$0.155	$0.320	$0.310

	Three months ended June 30,		Six months ended June 30,
(in thousands, except per share data)	2017	2016	2017	2016
Net income (loss) attributable to The Andersons, Inc.	$(26,653)	$14,423	$(29,742)	$(273)
Items impacting other income, net of tax:
Goodwill impairment	42,000	—	42,000	—
Total adjusting items	42,000	—	42,000	—
Adjusted net income (loss) attributable to The Andersons, Inc.	$15,347	$14,423	$12,258	$(273)

Diluted earnings attributable to The Andersons, Inc. common shareholders	$(0.94)	$0.51	$(1.05)	$(0.01)

Impact on diluted earnings per share	1.48	—	1.48	—
Adjusted diluted earnings per share	$0.54	$0.51	$0.43	$(0.01)

The Andersons, Inc.
Condensed Consolidated Balance Sheets
(unaudited)

(in thousands)	June 30, 2017	December 31, 2016	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$18,934	$62,630	$31,383
Restricted cash	1,033	471	987
Accounts receivable, net	186,331	194,698	212,588
Inventories	463,205	682,747	486,236
Commodity derivative assets - current	11,619	45,447	115,924
Other current assets	59,873	72,133	48,754
Assets held for sale	10,028	—	—
Total current assets	$751,023	$1,058,126	$895,872

Other assets:
Commodity derivative assets - noncurrent	1,191	100	1,934
Other assets, net (b)	$145,283	$180,445	$183,728
Equity method investments	215,794	216,931	238,478
	362,268	397,476	424,140
Railcar assets leased to others, net	375,092	327,195	340,136
Property, plant and equipment, net	423,042	450,052	447,267
Total assets	$1,911,425	$2,232,849	$2,107,415

Liabilities and equity
Current liabilities:
Short-term debt	$124,000	$29,000	$179,404
Trade and other payables	267,194	581,826	302,413
Customer prepayments and deferred revenue	15,113	48,590	18,252
Commodity derivative liabilities – current	18,104	23,167	43,183
Accrued expenses and other current liabilities	69,256	69,648	71,169
Current maturities of long-term debt	62,482	47,545	53,720
Total current liabilities	$556,149	$799,776	$668,141

Other long-term liabilities	34,441	27,833	30,430
Commodity derivative liabilities – noncurrent	334	339	2,182
Employee benefit plan obligations	36,837	35,026	44,902
Long-term debt, less current maturities	354,066	397,065	398,746
Deferred income taxes	181,806	182,113	179,911
Total liabilities	1,163,633	1,442,152	1,324,312
Total equity	747,792	790,697	783,103
Total liabilities and equity	$1,911,425	$2,232,849	$2,107,415

The Andersons, Inc.
Segment Data
(Unaudited)

(in thousands)	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Three months ended June 30, 2017
Revenues from external customers	$488,447	$187,831	$264,736	38,149	14,499	$—	$993,662
Gross profit	30,447	3,320	39,934	12,699	1,434	—	87,834
Equity in earnings of affiliates	2,903	3,482	—	—	—	—	6,385
Other income, net	1,861	15	636	492	1,303	325	4,632
Income (loss) before income taxes	6,929	4,596	(25,825)	5,860	(6,718)	(3,907)	(19,065)
Income (loss) attributable to the noncontrolling interests	—	(64)	—	—	—	—	(64)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$6,929	$4,660	$(25,825)	$5,860	$(6,718)	$(3,907)	$(19,001)
Three months ended June 30, 2016
Revenues from external customers	$522,989	$142,520	$320,036	$40,342	$38,357	$—	$1,064,244
Gross profit	17,551	4,570	49,577	13,602	11,742	—	97,042
Equity in earnings of affiliates	(2,907)	5,251	—	—	—	—	2,344
Other income, net	2,642	3	1,222	185	91	1,539	5,682
Income (loss) before income taxes	(13,037)	7,205	23,535	6,569	1,010	(2,173)	23,109
Income (loss) attributable to the noncontrolling interest	—	1,018	—	—	—	—	1,018
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(13,037)	$6,187	$23,535	$6,569	$1,010	$(2,173)	$22,091
	Grain	Ethanol	Plant Nutrient	Rail	Retail	Other	Total
Six months ended June 30, 2017
Revenues from external customers	$966,975	$341,984	$411,323	$78,539	$46,857		$1,845,678
Gross profit	54,096	8,860	65,742	25,007	10,587	—	164,292
Equity in earnings of affiliates	1,558	2,949	—	—	—	—	4,507
Other income, net	2,507	22	6,200	1,571	1,433	796	12,529
Income (loss) before income taxes	1,856	6,366	(19,154)	11,938	(13,564)	(12,077)	(24,635)
Income (loss) attributable to the noncontrolling interests	—	(10)	—	—	—	—	(10)
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$1,856	$6,376	$(19,154)	$11,938	$(13,564)	$(12,077)	$(24,625)
Six months ended June 30, 2016
Revenues from external customers	$1,061,803	$257,213	$487,027	$79,951	$66,129	$—	$1,952,123
Gross profit	33,751	6,906	76,266	28,162	19,712	—	164,797
Equity in earnings of affiliates	(6,674)	2,041	—	—	—	—	(4,633)
Other income, net	3,310	33	2,017	1,562	180	1,826	8,928
Income (loss) before income taxes	(30,445)	3,602	25,239	15,944	(1,066)	(13,073)	201
Income attributable to the noncontrolling interest	(3)	95	—	—	—	—	92
Income (loss) before income taxes attributable to The Andersons, Inc. (a)	$(30,442)	$3,507	$25,239	$15,944	$(1,066)	$(13,073)	$109
(a) Income (loss) before income taxes attributable to The Andersons, Inc. for each Group is defined as net sales and merchandising revenues plus identifiable other income less all identifiable operating expenses, including interest expense for carrying working capital and long-term assets and is reported net of the noncontrolling interest share of income (loss).